Chapman and Cutler LLP                               111 West Monroe Street
                                                   Chicago, Illinois  60603


                                January 9, 2014

First Trust Portfolios, L.P.
120 East Liberty Drive, Suite 400
Wheaton, Illinois  60187

The Bank of New York Mellon
Unit Investment Trust Office
101 Barclay Street, Fl. 20W
New York, New York  10286

         Re:                          FT 4610

Ladies/Gentlemen:

      We have acted as counsel for First Trust Portfolios, L.P., depositor of FT 4610 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a trust agreement dated January 9, 2014 (the "Indenture") among First Trust Portfolios L.P., as depositor (the "Depositor") First Trust Advisors L.P., as supervisor, FTP Services LLC, as FTPS Unit Servicing Agent and The Bank of New York Mellon, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: Dow(R) Target 5 1Q '14 - Term 4/9/15; Dow(R) Target Dvd. 1Q '14 - Term 4/9/15; Global Target 15 1Q '14 - Term 4/9/15; NYSE(R) Intl. Target 25 1Q '14 - Term 4/9/15; S&P Target 24 1Q '14 - Term 4/9/15; S&P Target SMid 60 1Q '14 - Term 4/9/15; Target Divsd. Dvd. 1Q '14 - Term 4/9/15; Target Dvd. Multi-Strat. 1Q '14 - Term 4/9/15; Target Dbl. Play 1Q '14 - Term 4/9/15; Target Focus 4 1Q '14 - Term 4/9/15; Target Focus 5 1Q '14 - Term 4/9/15; Target Global Dvd. Leaders 1Q '14 - Term 4/9/15; Target Growth 1Q '14 - Term 4/9/15; Target Triad 1Q '14 - Term 4/9/15; Target VIP 1Q '14 - Term 4/9/15; and Value Line(R) Target 25 1Q '14 - Term 4/9/15 (each a "Trust" and collectively the "Trusts"). Five of the Trusts, the Dow(R) Target 5 1Q '14 - Term 4/9/15; Dow(R) Target Dvd. 1Q '14 - Term 4/9/15; Global Target 15 1Q '14 - Term 4/9/15; S&P Target 24 1Q '14 - Term 4/9/15 and Value Line(R) Target 25 1Q '14 - Term 4/9/15 (each a "Grantor Trust" and collectively, the "Grantor Trusts"), are intended to be classified as grantor trusts for federal income tax purposes.

      In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent. For purposes of this opinion, we are assuming that the Grantor Trusts will at all times be operated in accordance with the Indenture and that the parties to the Indenture will at all times fully comply with the terms of the

Indenture. Failure to operate the Grantor Trusts at all times in accordance with the Indenture or failure to comply fully at all times with the terms of the Indenture could result in federal income tax treatment different from that described below.

      You have informed us that the assets of each Grantor Trust will consist of a portfolio as set forth in the Prospectus. All of the assets of a Grantor Trust constitute the "Trust's Assets." You have not requested us to examine, and accordingly we have not examined, any of the Grantor Trust Assets and express no opinion as to the federal income tax treatment thereof.

      Based upon the foregoing and on the facts outlined in this opinion, and upon an investigation of such matters of law as we consider to be applicable:

             (i) We are of the opinion that, under existing United States Federal income tax law, the Grantor Trusts are not associations taxable as corporations for Federal income tax purposes but will be classified as grantor trusts and will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

            (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unit holder is treated as the owner of a pro rata portion of their Trust under Section 676 of the Code. Therefore, a Unit holder will be considered as owning a pro rata share of each of the Grantor Trust Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Grantor Trust will be treated as income of each Unit holder in the proportion described above, and an item of Grantor Trust income will have the same character in the hands of a Unit holder as it would have if the Unit holder directly owned a pro rata portion of the Grantor Trusts' assets and (b) each Unit holder will be considered to have received his or her pro rata share of income derived from each Grantor Trust asset when such income would be considered to be received by the Unit holder if the Unit holder directly owned a pro rata portion of the Grantor Trust's assets. Under Treasury Regulations, the Trust is required to provide the Unit holder with factors that are multiplied by the amount of distributions to determine the Unit holder's share of tax items.

            (iii) Although the discussion in the Prospectus under the heading "Federal Tax Status-Grantor Trusts" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Grantor Trust's Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and (b) the discussion under "Federal Tax Status-Grantor Trusts" depends in part on the facts peculiar to individual Unit holders of which we have made no investigation and have no knowledge.

      Our opinion is based on the Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the Code, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service nor a court of law, and has no official status of any kind. The Internal Revenue Service or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these federal tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

      This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

      The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

      Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

                                                          Very truly yours,





                                                          CHAPMAN AND CUTLER LLP



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